Exhibit 5.1

MALONEY, MEHLMAN & KATZ
405 Lexington Avenue
New York, New York 10174

May 29, 1997

Pharmhouse Corp.
860 Broadway
New York, New York 10003

RE: Pharmhouse Corp.
    Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Pharmhouse Corp., a New York corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering for sale under the Securities Act of 1933, as amended, of (1) Class A, B and C warrants (collectively, the "Warrants") to purchase up to an aggregate of 209,195 Common Shares, $.01 par value, of Pharmhouse Corp. (the "Common Shares") held by Rosenthal & Rosenthal, Inc. ("Rosenthal") and (ii) 209,195 Common Shares issuable upon exercise of such Warrants.

     Based upon our review of relevant corporate documents of the Company and of the Warrant Agreement between the Company and Rosenthal, dated December 24, 1991 as amended July 17, 1996 (the "Warrant Agreement"), we are of the opinion that (a) subject to payment of the exercise prices thereunder and compliance with the other terms of the Warrant Agreement by the holder thereof, the Warrants (described in the prospectus constituting a part of the Registration Statement (the "Prospectus")) represent legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrant Agreement, except as enforceability thereof may be limited by laws of bankruptcy, insolvency and similar laws affecting creditors' rights generally and by general equitable principals, and (b) all of the Common Shares to be issued upon exercise of the Warrants and sold by Rosenthal will, when issued in accordance with the Warrant Agreement, have been duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus. We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maloney, Mehlman & Katz
Maloney, Mehlman & Katz